Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS THIRD QUARTER 2009 RESULTS

•                  312% INCREASE IN OIL PRODUCTION & 217% GROWTH IN EQUIVALENT PRODUCTION

•                  53% SEQUENTIAL GROWTH IN OIL & GAS PRODUCTION (Q309 VS. Q209)

•                  ADJUSTED EBITDA $1.8 MILLION (NON-GAAP)

•                  OIL & GAS SALES GROW BY 114% QUARTER-OVER-QUARTER

DENVER — Nov. 5/PRNewswire-FirstCall/—Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana  and in the Green River Basin of southwest Wyoming and Colorado, today reported financial and operating results for the third quarter 2009.

Third Quarter Financial Results

The Company reported breakeven results for the quarter-ended September 30, 2009, or $0.00 per basic and diluted share, compared with a net loss of $18.0 million, or $0.20 per basic and diluted share, for the same period in 2008.  The 2008 period’s net loss includes $15.5 million in non-cash charges related to an impairment of the carrying value of oil and gas properties.

Oil and gas sales for the third quarter 2009 were a Company record $3.7 million, as compared to $1.7 million in the prior year period, representing an increase of 114%.  The quarter-over-quarter growth in oil and gas sales is attributed to a 217% growth in equivalent production volumes offset in part by a 45% decrease in prices received for oil sales and a 24% decrease in prices received for sales of the Company’s natural gas.  Crude oil revenue accounted for approximately 97% of third quarter 2009 oil and gas sales, as compared to 91% in the same period in 2008.  Further discussion is included in the Oil and Gas Sales section below.

For the third quarter 2009, Adjusted EBITDA was approximately $1.8 million, as compared to approximately negative $462,000 for the same period in 2008.  Kodiak defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, depletion, amortization and accretion, non-cash stock-based compensation expense, impairment expense and gains or losses on foreign currency exchange.

Reconciliations of Adjusted EBITDA, a non-GAAP measure, to net income (loss) are included in this news release and in the Company’s Form 10-Q for the quarter ended September 30, 2009.  Additional disclosure regarding the Company’s use of Adjusted EBITDA is included in the Company’s Form 10-Q for the quarter ended September 30, 2009.

General and administrative (G&A) expense was $2.0 million for the third quarter 2009, as compared to $2.2 million for the same period in 2008.  Included in the G&A expense for the 2009 period is a non-cash stock-based compensation charge of $772,000 for options issued to officers, directors and employees, as compared to $775,000 for the same period in 2008.

Nine-month Period

For the nine months ended September 30, 2009, Kodiak reported a net loss of $2.2 million, or $0.02 per basic and diluted share, compared with a net loss of $22.5 million, or $0.25 per basic and diluted share, for the same period in 2008.  The 2008 period’s net loss includes $15.5 million in non-cash charges related to an impairment of the carrying value of oil and gas properties.

Oil and gas sales for the nine-month period of 2009 were $6.5 million, versus $5.6 million for the same period in 2008.  Crude oil revenue accounted for approximately 92% of 2009 oil and gas sales, as compared to 80% in the same nine-month period in 2008.

For the nine-month period of 2009, Adjusted EBITDA was approximately $1.9 million, as compared to approximately negative $1.1 million for the same period in 2008.

Net cash provided by operating activities was $5.1 million during the first nine months of 2009, as compared to net cash used in operating activities of $3.1 million in the prior-year period.

Total assets were $50.2 million at September 30, 2009, as compared to $39.0 million at December 31, 2008.  Stockholders’ equity was $40.3 million at September 30, 2009, as compared to $33.0 million at year-end 2008.

The Company’s cash and cash equivalents position at September 30, 2009 was $1.8 million, and it currently has no long-term debt.  In addition, prepaid expenses, including tubular goods and surface equipment, were $7.4 million and accounts receivable and accrued revenue was $5.8 million, both at September 30, 2009.  Kodiak’s total current assets at September 30, 2009 were $15.0 million, and its total current liabilities were $8.9 million, providing working capital of $6.1 million.  Please see the subsequent events section for a discussion of the Company’s current cash and equivalents positions, and its recently announced public offering of common stock.

G&A expense decreased 14% to $5.6 million for the first nine months of 2009, from $6.5 million for the same period in 2008.  Included in the G&A expense for the 2009 period is a non-cash stock-based compensation charge of $2.1 million for options issued to officers, directors and employees, as compared to $2.7 million for the same period in 2008.  The 14% in total G&A reduction for the period is primarily due to an ongoing effort to reduce G&A costs Company-wide.

Oil and Gas Sales

Kodiak’s third quarter 2009 oil and gas sales volumes were a Company-record 69,000 barrels of oil equivalent (BOE) as compared to 22,000 BOE in the same period in 2008, a 217% increase, and a 53% increase over second quarter 2009 volumes of 45,000 BOE.  Oil sales volumes were 61,000 barrels for the third quarter 2009, as compared to 15,000 barrels in the same period in 2008, a 312% increase, and a 73% increase over second quarter 2009 volumes of 35,000 barrels.  The growth in oil production is attributed to new Bakken oil wells being brought on-line during the third quarter of 2009.  By commodity in the third quarter of 2009, crude oil constituted 88% of the production base, as compared to 68% in the third quarter of 2008.  Gas volumes were 48.0 million cubic feet (MMcf) in the third quarter 2009, as compared to 42.0 MMcf in the prior-year period, and as compared to 58.9 MMcf in the second quarter of 2009.

On a quarter-over-quarter basis, the average price received for crude oil fell by 45%.  The Company sold its oil for $58.94 per barrel during the third quarter 2009, as compared to the $107.47 per barrel received during the prior-year period.  For the third quarter 2009, the average gas price received decreased 24 % to $2.70 per thousand cubic feet of natural gas (Mcf), as compared to the $3.57 per Mcf received in 2008.  Kodiak currently does not hedge any of its oil and gas production volumes.

During the first nine months of 2009, Kodiak invested $18.8 million primarily for the drilling and completion of wells in its Bakken drilling program, of which $7.3 million was invested during the third quarter 2009.  During the first nine months of 2009, Kodiak drilled nine gross wells (4.8 net) and completed six gross wells (3.1 net) as producers.  Company-wide, Kodiak now has working interests in 33 gross (18.3 net) wells, of which 23 gross (14.2 net) are Kodiak-operated wells.

For the first nine months of 2009, oil and gas sales volumes improved by 117% to 147,000 BOE, as compared to 68,000 BOE in the same period in 2008.  Oil sales volumes grew 159% to 113,000 barrels for the nine-month period, as compared to 44,000 barrels in the same period in 2008.  By commodity in the first nine months of 2009, crude oil constituted 77% of the production base, as compared to 64% in the prior-year period.  Gas volumes were 206.5 MMcf for the 2009 nine-month period, as compared to 144.7 MMcf in the prior-year period, representing a 43% period-over-period increase.

The average price received for crude oil in the first nine months of 2009 was sharply lower, netting 49% less than in the same period in 2008.  The Company sold its crude oil for an average price of $52.77 per barrel during the first nine months of 2009, as compared to the $103.18 per barrel received during the prior-year period.  For the first nine months of 2009, the average gas price received decreased 65% to $2.62 per Mcf, as compared to the $7.45 per Mcf received in 2008.  Kodiak currently does not hedge any of its oil and gas production volumes.

For the first nine months of 2009, Kodiak’s crude oil price differentials for its FBIR oil sales averaged $9.25 per barrel and include trucking and marketing costs.

Kodiak Oil & Gas Corp. Production Comparison

	Three-months Ended			Nine-months Ended
	Sept. 30, 2009	Sept. 30, 2008	% Change	Sept. 30, 2009	Sept. 30, 2008	% Change
Product Sales Volumes
Natural Gas (Mcf)	47,982	42,000	14%	206,554	144,709	43%
Oil (Bbls)	61,121	14,832	312%	112,921	43,691	159%
Barrels of Oil Equivalent (BOE)	69,118	21,832	217%	147,347	67,809	117%
Product Price Received
Natural Gas ($/Mcf)	$2.70	$3.57	(24)%	$2.62	$7.45	(65)%
Crude Oil ($/Bbl)	$58.94	$107.47	(45)%	$52.77	$103.18	(49)%

	Three-months Ended
Sequential Quarter Comparison	Sept. 30, 2009	June. 30, 2009	% Change
Product Sales Volumes
Natural Gas (Mcf)	47,982	58,878	(19)%
Oil (Bbls)	61,121	35,314	73%
Barrels of Oil Equivalent (BOE)	69,118	45,127	53%

Williston Basin Drilling and Completion Operations — North Dakota and Montana

Kodiak’s exploration efforts target oil and gas production from the middle member between the upper and lower Bakken shales, which are the source for existing hydrocarbons.  The Three Forks / Sanish Formation, a productive interval lying directly below the lower Bakken shale, is also expected to be a future exploration target.  Commercial production from the Three Forks / Sanish Formation is being reported by operators in the immediate area.  The Company intends to test the productive potential of the Three Forks Formation during the first half of 2010.

Please reference Kodiak’s comprehensive operations update news release dated October 22, 2009 and its related filing on Form 8-K dated October 22, 2009 for a detailed discussion of recent drilling and completion activities on the Fort Berthold Indian Reservation (FBIR) in Dunn County, N.D., a summary of which is included in the table below.

A significant portion of the Company’s Bakken shale leasehold position is located on the FBIR in Dunn County, N.D. where all Company drilling and completion activity has occurred in 2009.  At September 30, 2009, Kodiak had approximately 55,000 gross and 35,000 net acres under lease on the FBIR.  Kodiak operates all of its leasehold on the Reservation, with the exception of approximately 9,000 net acres that are in a participating area previously established with another operator.  During 2009, Kodiak drilled and completed eight wells on the FBIR, all targeting the Middle Bakken Formation.  A ninth well has been drilled and is waiting on completion, which the Company expects to occur during the fourth quarter 2009.

The Company  recently spud its tenth well, the Moccasin Creek (MC) #16-3-11H, a Bakken test that Kodiak operates with a 60% working interest (WI) and a 49% net revenue interest (NRI).  The well is being drilled on a two-well pad and will include the MC #16-3H (60%WI / 49% NRI) which is intended to spud immediately following reaching total depth on the MC #16-3-11H.  Both wells are anticipated to undergo completion operations in the first quarter of 2010.  The MC 16-3-11H well is the third well (second promoted well) drilled under an exploration agreement entered into during the fourth quarter 2008 pursuant to which the Company is required to pay 20% of drilling and completion costs for its 60% working interest.

The Three Forks Formation is gaining in importance for increased Williston Basin exploration and development activity.  Kodiak understands that two Three Forks test wells have been drilled by another operator on the FBIR.  The first well has been on production since March 2009, while the second well is awaiting completion and is anticipated to be completed in the fourth quarter 2009.  Kodiak is evaluating all Three Forks activity in the immediate area and in the greater Williston Basin and intends to drill a Three Forks test in early 2010, subject to joint venture partner approval.  In the event the Three Forks is commercial, the Company will consider drilling four wells off of each drilling pad, two of which would test the middle Bakken and two would test the Three Forks.  The Company believes that a four-well pad could provide meaningful cost savings and improved per-well economics due to beneficial economies of scale and significant reductions in rig mobilization and de-mobilization and well- site construction costs.  An added benefit is further reduction in potential surface disturbance.

Kodiak Oil & Gas Corp. 2009 FBIR Drilling and Completion Activities

Longer Laterals (8,000’ — 10,000’)

Well	WI / NRI (%)	Days to TD*	Lateral Length	Completion Date	Number of Frac Stages	IP 24- Hour Test (BOE/d)	First 30 Days BOE Production	Comment
TSB #16-8-7H	37.5/30.5	28	8,995’	6/7/2009	15	1,856	23,874	Flowing Well
TSB #14-33-28H	50/41	31	8,313’	8/3/2009	15	1,492	21,400	Flowing Well
CE #1-22-10H	55/45	32	9,949’	10/18/09	15	1,288	—	Flowing Well
TB #16-15-16H	60/50	25	9,442’	Q409	19	—	—	WOCU**

Shorter Laterals (4,000’ — 7,000’)

Well	WI / NRI (%)	Days to TD*	Lateral Length	Completion Date	Number of Frac Stages	IP 24- Hour Test (BOE/d)	First 30 Days BOE Production	Comment
MC #16-34-2H	60/49	41	4,169’	4/23/2009	8	711	9,155	Flowing Well
MC #16-34H	60/49	36	4,150’	5/4/2009	5	1,394	14,720	Flowing Well
TSB #16-8-16H	50/41	31	4,465’	6/18/2009	5	811	12,758	Flowing Well
TSB #14-33-6H	50/41	26	4,163’	8/24/2009	6	978	13,608	Flowing Well
CE #1-22-23H	60/50	19	6,620’	10/18/09	13	845	—	Flowing Well
MC #16-3-11H	60/49	—	Approx. 4,900’	—	—	—	—	Spud Oct. 2009
MC#16-3H	60/49	—	Approx. 4,100’	—	—	—	—	Spud Q409

*Includes running liner in the hole / ** Waiting on completion unit

Kodiak continues to work with other FBIR operators in developing midstream pipeline infrastructure for crude oil and natural gas transportation through pipelines to eliminate trucking and the flaring of gas.  The gas associated with middle Bakken oil is high in BTU content and provides the opportunity for additional revenues if the Company is able to process gas through a natural gas processing plant, the construction of which is also being discussed.  One pipeline project has been laid within approximately two miles of the western portion of Kodiak’s leasehold and the Company understands that the operator is intending to have its initial phase in service by year-end 2009.  The Company also understands that other midstream companies are attempting to develop alternative pipeline systems within the FBIR.  If these projects are approved and successfully constructed, Kodiak believes that it may have pipeline access to the entire FBIR leasehold by late 2011.  Under these pipeline scenarios, Kodiak would likely ship its hydrocarbons via the third-party operated pipeline and would not seek to invest in this or other midstream activities.

In addition to the FBIR acreage, Kodiak has another 44,000 gross and 25,000 net acres in eastern Montana and western North Dakota prospective for the Bakken and Three Forks formations, the Mission Canyon Formation and the Red River Formation.  The Company intends to participate in the drilling of at least two seismically defined Red River tests in the first half 2010, as well as a non-operated Bakken test well in the Mondak Field in McKenzie County, N.D. Kodiak has legacy Bakken oil production from the Mondak Field which was completed without the advantage of recent Bakken horizontal completion techniques.

Events Subsequent to the End of the Third Quarter 2009

On October 30, 2009, the Company announced the closing of a public offering of 13,800,000 shares of common stock, which included the full exercise of the underwriters’ over-allotment option of 1,800,000 shares.  All shares were sold a price of $2.20 per share.  Including the exercise of the over-allotment option, the net proceeds of the offering, after deducting underwriting discounts and commissions and any offering expenses, were approximately $28.6 million.

Kodiak intends to use the proceeds from the offering primarily to fund the exploration and development of its acreage within the FBIR in Dunn County, N. D. and for other general corporate purposes.  The Company currently has 16 well bore permits (eight drilling pads) approved by the Bureau of Indians Affairs and the Bureau of Land Management, including the next two Moccasin Creek wells.  With these approved well permits and another seven permits in the approval process, Kodiak intends to develop a 2010 drilling program of 17 gross wells, (10 net wells), utilizing the Company’s operated rig and a second rig scheduled for delivery in 2010.  Additionally, Kodiak has been advised by its joint venture partner that exploration efforts on the non-operated portion of Kodiak’s FBIR leasehold are expected to begin in the second quarter of 2010, which could be up to seven gross wells, (three net wells).  In total, Kodiak may participate in as many as 24 gross wells, (13 net wells) on the FBIR.

The Company has also committed to participating in three additional gross wells (0.7 net) on its non-FBIR Williston Basin leasehold.  The estimated capital expenditures required for drilling these wells are not expected to be material, relative to the Company’s 2010 drilling program as outlined above.

Over the next several months, after Kodiak completes the analysis of oil and gas production from the recently completed Charging Eagle wells and the Tall Bear well that has been drilled but not completed, the Company intends to take delivery of a second Kodiak-operated rig in 2010.  The Company initially intends to use the rig to develop the Twin Buttes Federal Unit which is geographically separated from Kodiak’s northwestern and western FBIR operating areas by the Little Missouri River making rig mobilizations and demobilizations more capital intensive.

Kodiak anticipates that the net proceeds from the October 30, 2009 public offering, together with cash generated from anticipated production, will be sufficient to support the Company’s planned oil and natural gas exploration program through the end of 2010.

Q309 Teleconference Call

In conjunction with Kodiak’s release of its results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, November 6, 2009 at 11:00 a.m. Eastern Standard Time.

Kodiak Oil & Gas Corp. Third Quarter 2009 Financial and Operating Results Conference Call

Date:	Friday, November 6, 2009
Time:	11:00 a.m. EST
10:00 a.m. CST
9:00 a.m. MST
8:00 a.m. PST
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 37285961
Internet:	Live and rebroadcast over the Internet
http://www.videonewswire.com/event.asp?id=63321

or at http://www.kodiakog.com
Replay:	Available through Thursday, November 12, 2009 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode: 37285961 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the timing and amount of future revenues and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended September 30, 2009 filed with the Securities and Exchange Commission on November 5, 2009.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

[Financial and Operational Tables accompany this News Release]

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$1,754,518	$7,581,265
Accounts receivable
Trade	3,840,232	1,934,818
Accrued sales revenues	2,020,757	516,870
Prepaid expenses and other	7,428,725	10,621,980

Total Current Assets	15,044,232	20,654,933

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	113,057,019	97,934,058
Unproved oil and gas properties	11,721,677	11,985,533
Wells in progress	4,703,767	728,093
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(94,604,702)	(92,804,911)
Net oil and gas properties	34,877,761	17,842,773
Other property and equipment, net of accumulated depreciation of $265,776 in 2009 and $270,620 in 2008	288,072	272,705
Restricted investments	—	246,068

Total Assets	$50,210,065	$39,016,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$7,595,552	$4,125,335
Advances from joint interest owners	1,307,484	1,105,740
Total Current Liabilities	8,903,036	5,231,075

Noncurrent Liabilities:
Asset retirement obligation	1,034,000	787,180
Total Liabilities	9,937,036	6,018,255

Commitments and Contingencies - Note 6
Stockholders’ Equity:
Common stock - no par value; unlimited authorized Issued and outstanding: 104,979,931 shares in 2009 and 95,129,431 shares in 2008
Contributed surplus	145,747,452	136,297,845
Accumulated deficit	(105,474,423)	(103,299,621)

Total Stockholders’ Equity	40,273,029	32,998,224

Total Liabilities and Stockholders’ Equity	$50,210,065	$39,016,479

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues:
Gas production	$129,454	$149,804	$541,257	$1,077,887
Oil production	3,602,704	1,594,080	5,958,771	4,507,974
Interest & other	7,171	38,467	43,691	158,717
Total revenue	3,739,329	1,782,351	6,543,719	5,744,578

Cost and expenses:
Oil and gas production	740,185	856,398	1,232,389	3,121,967
Depletion, depreciation, amortization and accretion	1,050,481	1,220,222	1,938,275	3,104,298
Asset impairment	—	15,500,000	—	15,500,000
General and administrative	1,962,087	2,162,388	5,558,382	6,488,938
(Gain)/loss on currency exchange	(4,384)	2,992	(10,526)	19,501

Total costs and expenses	3,748,369	19,742,000	8,718,520	28,234,704

Net loss	$(9,040)	$(17,959,649)	$(2,174,801)	$(22,490,126)

Basic & diluted weighted-average common shares outstanding	104,832,898	91,742,529	100,101,589	89,265,263

Basic & diluted net loss per common share	$(0.00)	$(0.20)	$(0.02)	$(0.25)

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2009	2008

Cash flows from operating activities:
Net loss	$(2,174,801)	$(22,490,126)
Reconciliation of net loss to net cash (used in) provided by operating activities:
Depletion, depreciation, amortization and accretion	1,938,275	3,104,298
Asset impairment	—	15,500,000
Stock based compensation	2,146,983	2,742,312
Changes in current assets and liabilities:
Accounts receivable-trade	(1,905,414)	(736,751)
Accounts receivable-accrued sales revenue	(1,503,887)	27,572
Prepaid expenses and other	2,807,942	6,524
Accounts payable and accrued liabilities	3,749,090	(1,267,033)
Net cash provided by (used in) operating activities	5,058,188	(3,113,204)
Cash flows from investing activities:
Oil and gas properties	(18,778,013)	(11,930,131)
Sale of oil and gas properties	3,250,000	2,437,892
Equipment	8,000	(19,846)
Prepaid tubular goods	(2,928,615)	(6,859,918)
Restricted investment: undesignated as restricted	246,068	10,329
Net cash (used in) investing activities	(18,202,560)	(16,361,674)

Cash flows from financing activity:
Proceeds from the issuance of shares	7,425,450	18,935,000
Issuance costs	(107,825)	(1,283,512)
Net cash provided by financing activities	7,317,625	17,651,488

Net change in cash and cash equivalents	(5,826,747)	(1,823,390)

Cash and cash equivalents at beginning of the period	7,581,265	13,015,318

Cash and cash equivalents at end of the period	$1,754,518	$11,191,928

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$1,380,060	$47,500

Asset retirement obligation	$175,047	$(65,143)

Use of Non-GAAP Financial Matters

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, gains or losses on foreign currency exchange, non-cash stock-based compensation expense, impairment expense accretion or abandonment liability (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities and future capital expenditures.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance.  The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity.  The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program.  Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Three months ended	Three months ended
	September 30,	September 30,
	2009	2008
Reconciliation of Adjusted EBITDA:

Net income (loss)	$(9,040)	$(17,959,649)
Add back:
Depreciation, depletion, amortization and accretion	1,050,481	1,220,222
Asset impairment	—	15,500,000
(Gain) / loss on foreign currency exchange	(4,384)	2,992
Stock based compensation expense	771,903	774,800

Adjusted EBITDA	$1,808,960	$(461,635)

	Nine months ended	Nine months ended
	September 30,	September 30,
	2009	2008
Reconciliation of Adjusted EBITDA:

Net income (loss)	$(2,174,801)	$(22,490,126)
Add back:
Depreciation, depletion, amortization and accretion	1,938,275	3,104,298
Asset impairment	—	15,500,000
(Gain) / loss on foreign currency exchange	(10,526)	19,501
Stock based compensation expense	2,146,983	2,742,312

Adjusted EBITDA	$1,899,931	$(1,124,015)